Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GEICO 401(k) Savings Plan

We hereby consent to the incorporation by reference in the Registration Statement No. 333-53046 on Form S-8 of Berkshire Hathaway Inc. of our report dated June 27, 2024, relating to the financial statements and supplemental schedules of the GEICO 401(k) Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Johnson Lambert LLP

Vienna, Virginia

June 27, 2024